Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-164985), of The Dow Chemical Company of our report dated February 7, 2011, relating to the financial statements of Dow Corning Corporation, which appears in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
February 17, 2011